Exhibit 99.1

                                  PRESS RELEASE

Globix Corporation Reports Second Fiscal Quarter 2003 Results, Buys Back Additional Debt

New York - May 16, 2003 - Globix Corporation (OTC: GBXX) today reported financial results for its second quarter of fiscal year 2003, which ended March 31, 2003, citing progress in its post-restructuring period. The company also announced that it had repurchased an additional $3.5 million of its Senior Notes on 4/4/03 in addition to the $6.4 million it had repurchased in the second fiscal quarter of 2003 that was previously reported.

Revenues for the quarter were $15.4 million, which was $6.0 million, or 28% less than the same period in 2002. The company also reported that in the second fiscal quarter of 2003 cost of revenues was reduced 46% to $5.3 million from the same period in 2002, and that sales, general and administrative costs were reduced 41% to $12.6 million reflecting the continuing impact of the company's restructuring and cost management efforts.

Loss from operations was approximately $6.2 million for the second fiscal quarter of 2003, compared to approximately $50 million for the same period a year earlier. Net loss attributable to common shareholders was $7.1 million, or $.43 per share, based on 16,460,000 common shares outstanding at the end of the quarter. For the same period a year earlier, the net loss attributable to common shareholders was $69.6 million, or $1.75 per share, based on 38,688,862 common shares then outstanding.

                        Globix Corporation & Subsidiaries
                   Un-audited Condensed Results of Operations
                  (Dollars in Thousands Except Per Share Data)



                                                                                     Three Months Ended March 31
                                                                                      2003                2002
                                                                                      ----                -----
                                                                                                         Restated
                                                                                    Successor          Predecessor
                                                                                     Company              Company

Revenue ...................................................................      $     15,368       $     21,389

Operating costs and expenses:
     Cost of revenue ......................................................             5,274              9,737
     Selling, general and administrative ..................................            12,570             21,401
     Restructuring charges ................................................              --               24,834
     Impairment of intangible assets ......................................              --                3,221
     Depreciation and amortization ........................................            4,116              12,174
                                                                                 -------------      ---------------
Total operating costs and expenses ........................................            21,960             71,367
     Other operating income ...............................................               345
                                                                                          ---
Loss from operations ......................................................            (6,247)           (49,978)
     Interest and financing expense .......................................            (3,561)           (14,036)
     Interest income ......................................................               347                875
     Other income/(expense) ...............................................               204               (506)
     Gain on debt discharge ...............................................             2,044                --
     Minority interest in subsidiary ......................................               120                955
     Reorganization Items .................................................              --               (5,598)
                                                                                 -------------      ---------------
Net loss ..................................................................            (7,093)           (68,288)
     Dividends and accretion on preferred stock ...........................              --               (1,329)
                                                                                                    -------------
Net loss attributable to common stockholders ..............................      $     (7,093)      $    (69,617)
                                                                                =============       =============
Basic and diluted net loss per share attributable to common stockholder ...      $      (0.43)      $      (1.75)
                                                                                =============       =============
Weighted average common shares outstanding--basic and diluted .............        16,460,000         39,688,862
                                                                                =============       =============

About Globix:
Globix (http://www.globix.com) is a leading provider of managed infrastructure for business customers. Globix delivers applications and services via its secure Data Centers, high-performance global Tier 1 IP backbone, content delivery network, and its technical professionals. Globix provides businesses with technology resources and the ability to deploy, manage and scale mission-critical Internet-based operations for optimum performance and cost efficiency. Globix customers include the New York Post, MSI (part of Reed Business Information) SkyRock, ebookers.com, Globus Media, The Record Store, Holmes Place, Agalinks, Space Holdings (Space.com), WinMill Software, iPass, Digidesign, and Mason-McDuffie Real Estate.

Risk Factors and Forward-Looking Statements:
This press release  contains  forward-looking  statements  within the meaning of
Section 21E of the Securities Exchange Act of 1934. These statements are based on current information and expectations and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the company's ability to retain existing customers and attract new customers; its ability to match its operating cost structure with revenue to achieve positive cash flow; the sufficiency of existing cash and cash flow to complete the company's business plan and fund its working capital requirements; the insolvency of vendors and other parties critical to the company's business; the company's existing debt obligations and history of operating losses; its ability to integrate, operate and upgrade or downgrade its network; the company's ability to recruit and retain qualified personnel needed to staff its operations; potential market or technological changes that could render the company's products or services obsolete; changes in the regulatory environment; and other changes that are discussed in the company's Annual Report on Form 10-K and other documents that the company files with the Securities and Exchange Commission.

Press Contact:

Michael van Dijken
212-625-7546
917-428-3366
mvandijken@globix.com